SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  June 24, 2003

Commission File Number:  0-27958

Flanders Corporation

(Exact Name of Registrant as Specified in its Charter)

North Carolina

13-3368271

(State or other jurisdiction of

(IRS Employer

incorporation or organization)

Identification No.)

2399 26th Avenue North

St. Petersburg, Florida

33734

(Address of Principal Executive Offices)

(Zip Code)

Registrant's Telephone Number, Including Area Code:

(727) 822-4411

N/A

(Former name, former address, and formal fiscal year, if changed since last report)

ITEM 12.  RESULTS OF OPERATIONS AND FINANCIAL CONDITIONS

Flanders Corporation (Nasdaq:FLDR), today announced its results for its second quarter ended June 30, 2003.  The Company reported earnings for the second quarter of $2.3 million, or $0.09 per share, up 73% from $1.3 million, or $0.05 per share in the second quarter of 2002.  Revenues for the quarter were down slightly, to $44.2 million, from $44.8 million in the second quarter of 2002.

Operating results were negatively impacted during the quarter by the downturn in the economy. Aside from the minor decrease in sales, experienced in spite of new industrial and wholesale customers, our results were negatively impacted by unusual bad debt expenses, primarily related to customer bankruptcies.

Robert Amerson, Chief Executive Officer, commented, “Despite the downturn in the air filtration marketplace, we are seeing many positive items internally. For the first time, we are meeting our internal projections in all areas, and have resolved the bulk of our internal efficiency issues. Our new retail products are generating more positive feedback from customers than we expected, and the roll-outs are proceeding without any significant glitches. We are consistently delivering on-time and under budget, and have been able to shift our management focus to developing new business opportunities.”

Mr. Amerson continued, “We are still getting lots of interest in our high-end containment products for government and commercial settings. This is a developing market, and we currently have no reliable data as to the size of this niche, although it is potentially larger than the market for cleanroom filters. We are currently pursuing contracts for these types of applications, where we are in a strong marketing position due to our historical strength in this technical specialty.”

Conference Call

The Company has scheduled a conference call for Friday morning, July 25, at 11:00 EST.  People wishing to participate in the conference call should dial 973-582-2749 ten minutes prior to the call.

Selected Operations Data (all but per share data in Millions)	Q2 2003	Q2 2002
Net sales	$ 44.2	$ 44.8
Gross profit	10.8	11.2
Operating expenses	8.2	7.6
Operating income	2.6	3.6
Earnings before income taxes	3.7	2.2
Net earnings	$ 2.3	$ 1.3
Net earnings per share: Basic	$ 0.09	$ 0.05
Diluted	$ 0.09	$ 0.05
Common shares outstanding: Basic	26.0	26.0
Diluted	26.1	26.0

Selected Balance Sheet Data (in Millions)	6/30/2003	12/31/2002
Working capital	$ 41.8	$ 41.4
Total assets	143.2	141.7
Long-term obligations, including current maturities	33.3	37.6
Total shareholders’ equity	76.6	72.9

Flanders is a leading air filtration products manufacturer.  Flanders' products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems, semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 24, 2003

FLANDERS CORPORATION

By:  /s/  Steven K. Clark_________

Steven K. Clark

Vice-President of Finance/Chief Financial Officer/ Chief Operating Officer and Director